Exhibit 10.6

SUPPLEMENTAL NON-QUALIFIED SAVINGS PLAN FOR HIGHLY COMPENSATED

EMPLOYEES OF HONEYWELL INTERNATIONAL INC. AND ITS SUBSIDIARIES

(amended and restated effective January 1, 2006,

with amendments effective January 1, 2005)

History.

Effective January 1, 2006, the Supplemental Non-Qualified Savings Plan For Highly Compensated Employees Of Honeywell International Inc. And Its Subsidiaries (Career Band 5 and Below) (the “Supplemental Savings Plan”) was merged with and into the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries (Career Band 6 and above) (the “Executive Supplemental Savings Plan”), and the resulting plan shall be known as the Supplemental Non-Qualified Savings Plan for Highly Compensated Employees of Honeywell International Inc. and its Subsidiaries (the “Plan”).

Effective January 1, 2005, the terms of the Supplemental Savings Plan, the Executive Supplemental Savings Plan and the Plan are intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any corresponding rules and regulations promulgated under that Section. As such, Honeywell International Inc. (the “Corporation”) reserves the right to take any action it deems necessary or desirable to comply with Section 409A.

1.	Eligibility

(a) For plan years beginning on or after January 1, 2006, the following employees of the Corporation and its participating affiliates are eligible to participate in the Plan as of the first paydate of the plan year:

(1)	any employee who is in Career Band 6 or above,
(2)

any employee (A) who is in Career Band 5 at any time during the designated election period for the applicable plan year (the “Open Enrollment Period”), and (B) whose Base Annual Salary (as defined in Section 3 below) that is paid and posted to the Plan’s electronic recordkeeping system as of the last paydate in September of the prior year exceeds the dollar limit for a highly compensated employee for the plan year under Section 414(q) of the Code.

provided that such employees are eligible to participate in any of the qualified (as determined under Code Section 401(a)) savings plans maintained by the Corporation or its subsidiaries, other than a plan as may be designated by the Corporation from time to time (the “Qualified Savings Plans”).

Notwithstanding the foregoing provisions, a new employee of the Corporation or a participating affiliate who is in Career Band 6 or above is first eligible to participate in the Plan on the day enrollment materials are sent to him by the Corporation,

(b) For plan years beginning before January 1, 2006, the following employees were eligible to participate in the Executive Supplemental Savings Plan: those highly compensated employees of the Corporation and its subsidiaries within the meaning of Section 414(q) of the Code in Career Band 6 and above who were eligible to participate in any of the qualified (as determined under Code Section 401(a)) savings plans maintained by the Corporation or its subsidiaries, other than any such plan maintained by Pittway Corporation and its affiliates or by Honeywell Inc. prior to April 1, 2000, Pittway Corporation (or its successors) prior to January 1, 2004, or such other plans as may have been designated by the Corporation from time to time, were eligible to participate in the Executive Supplemental Savings Plan.

2.	Definitions

Capitalized terms not otherwise defined in the Plan have the respective meanings set forth in the applicable Qualified Savings Plans.

3.	Participation

(a) Time and Form of Election.

Effective for plan years beginning on or after January 1, 2005, an eligible employee may become a participant in the Plan or the Executive Supplemental Savings Plan, as applicable (a “Participant”) by filing a timely written or electronic deferral election with the Plan Administrator (as defined in Section 10(a)) for the applicable plan year. Such election shall direct that a portion (determined in accordance with paragraph 4(a)) of the base annual salary exclusive of shift differentials, overtime or other premium pay, bonus, incentive or other extra compensation, but inclusive of severance pay for participants whose last day of active employment with the Corporation and its affiliates occurs before July 1, 2005 (unless otherwise specifically excluded by the severance pay plan) or salary deferred for the plan year under this Plan or the Executive Supplemental Savings Plan, as applicable, or otherwise (“Base Annual Salary”), which would have been payable to such Participant during such plan year, in lieu of such payment, be credited to a deferred compensation account maintained under the Plan as an unfunded book entry stated as a cash balance (the “Participant’s Account”).

As permitted by IRS Notice 2005-1, an eligible employee who made no election during the Open Enrollment Period for the 2005 plan year was permitted to file a deferral election with the Plan Administrator (as defined in Section 10(a)) for the 2005 plan year during a second Open Enrollment Period that began no earlier than January 1, 2005 and ended no later than March 15, 2005. Such election was effective only for Base Annual Salary paid for services performed after the election was filed.

Amounts so credited to the Participant’s Account shall constitute “Participant Deferred Contributions.”

A new employee of the Corporation or a participating subsidiary who is employed in Career Band 6 or above may become a participant in the Plan by filing with the Plan Administrator (as defined in Section 10(a)) a timely written deferral election that complies with the first paragraph above no later than 30 days after such employee is first eligible to participate in the Plan. Such election may only apply to Base Annual Salary paid for services to be performed after the election is filed.

(b) Change of Amount Deferred. Except as otherwise may be permitted by Section 409A of the Code and the Corporation, for plan years beginning on or after January 1, 2006, a Participant may not modify his deferral election at any time during the plan year.

4.	Contributions to Participants’ Accounts

(a) Participant Deferred Contributions. For plan years beginning on or after January 1, 2006, a Participant may elect to defer an aggregate amount equal to (1) the difference between the maximum percentage of Base Annual Salary that the Participant may contribute for the plan year as Before-Tax Contributions under the Qualified Savings Plans (8% for 2006), without regard to any other limitations which may apply under the Code, and the actual Before-Tax Contributions the Participant contributes to the Qualified Savings Plans for the plan year, or (2) the difference between a full percentage of such Participant’s Base Annual Salary from 1% to 35%, without regard to any other limitations which may apply under the Code, and the full amount of Before-Tax Contributions and After-Tax Contributions made by such Participant under the Qualified Savings Plans for the plan year; provided, however, that a Participant who elects to defer any amount hereunder shall be required to make the maximum Before-Tax Contributions permissible under the Qualified Savings Plans for the applicable Plan Year (after giving effect to deferrals under the Plan or otherwise).

(b) Plan Employer Contributions. There shall be credited to the Participant’s Account employer contributions under the Plan (“Plan Employer Contributions”) in an aggregate amount equal to (i) minus (ii), where (i) is 50% (for participants entitled to a 50% Employer Contribution in the Qualified Savings Plans) or 100% (for participants entitled to a 100% Employer Contribution in the Qualified Savings Plans) of the lesser of (x) 8% of the Participant’s Base Annual Salary, or (y) the sum of the Participant’s Participant Contributions under the Qualified Savings Plans and Participant Deferred Contributions under the Plan, expressed as a percentage of Base Annual Salary, and (ii) is the total amount of Employer Contributions made with respect to the Participant under the Qualified Savings Plans; provided, however, that in no event shall the combined Plan Employer Contributions and Employer Contributions made with respect to the Participant exceed 8% of the Participant’s Base Annual Salary, and provided, further, that Plan Employer Contributions shall not be made with respect to a Participant during any period of suspension of Employer Contributions with respect to such Participant under the terms of the Qualified Savings Plans, whether or not such Participant continues to make Participant Contributions under the Qualified Savings Plans during the period of such suspension.

(c) Vesting. Participant Deferred Contributions, Plan Employer Contributions (collectively “Total Contribution Amounts”) and all amounts accrued with respect to Total Contribution Amounts in accordance with Section 5, shall be vested at the time such amounts are credited to the Participant’s Account.

(d) All Contributions Prorated. Total Contribution Amounts shall be credited to a Participant’s Account each pay period.

5.	The Participant’s Account

Participant Deferred Contributions shall be credited to the Participant’s Account under the Plan as unfunded book entries stated as cash balances.

Participant Deferred Contributions credited to the Participant’s Account after December 31, 2004, and all Participant Deferred Contributions credited to a Participant’s Account under the Supplemental Savings Plan before January 1, 2006, shall accrue amounts (to be posted each Valuation Date) equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term; provided however that, for 2005,

Participant Deferred Contributions credited to the Executive Supplemental Savings Plan between January 1, 2005 and December 31, 2005 shall accrue amounts (to be posted each Valuation Date) equivalent to interest, compounded daily, at a rate equal to 8%. The 15-year corporate borrowing rate referred to in the preceding sentence shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation.

Participant Deferred Contributions credited to the Participant’s Account under the Executive Supplemental Savings Plan prior to January 1, 1994 or after the Participant has terminated employment shall accrue amounts (to be posted each Valuation Date) equivalent to interest, compounded daily, at a rate based upon the cost to the Corporation of borrowing at a fixed rate for a 15-year term. Such rate shall be determined annually by the Chief Financial Officer of the Corporation in consultation with the Treasurer of the Corporation.

Participant Deferred Contributions credited to the Participant’s Account under the Executive Supplemental Savings Plan between January 1, 1994 and December 31, 2004, but before a Participant terminates employment, shall accrue amounts (to be posted each Valuation Date) equivalent to interest, compounded daily, at a rate determined annually by the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Corporation. The rate established in the preceding sentence shall not exceed the greater of (i) 10% (8% for Participant Deferred Contributions credited on or after January 1, 2004 and such other percentage that may be established by the Committee for subsequent calendar years), or (ii) 200% of the 10-year U.S. Treasury Bond rate at the time of determination and, once established for a calendar year, shall remain in effect with respect to all Participant Deferred Contributions credited to the Participant’s Account during such calendar year until such amounts are distributed.

Plan Employer Contributions shall be credited to the Participant’s Account under the Plan as unfunded book entries stated as shares of Common Stock (including fractional shares). The number of shares of Common Stock credited to a Participant’s Account shall be determined by dividing the equivalent cash amount (as determined under Section 4(b)) by the closing price of Common Stock on the day that such Plan Employer Contributions are credited to the Participant’s Account. Amounts equivalent to the dividends that would have been payable in respect of the Common Stock shall be credited to the Participant’s Account as if reinvested in Common Stock, with the number of shares credited determined by dividing the equivalent cash dividend amount by the closing price of Common Stock on the date the dividends would have been payable. Amounts credited to the Participant’s Account shall accrue amounts equivalent to interest and dividends, as the case may be, until distributed in accordance with the Plan.

6.	Distribution from Accounts

(a) Form and Timing of Payment.

(i) Participant Deferred Contributions. For plan years beginning on or after January 1, 2006, the aggregate amount of the Participant’s Deferred Contributions, plus earnings credited thereon pursuant to Section 5 (collectively, the “Participant Deferred Contribution Amounts”), credited to the Participant’s Account pursuant to such election shall be paid in one lump-sum payment; provided, however, that the Participant may elect to receive a number of annual installments (up to ten installments) if he terminates employment with the Corporation and its affiliates after he attains age 55 and is credited with at least ten years of service with the Corporation and its affiliates. The lump-sum payment or the first installment shall be paid in cash no later than January 31st of the calendar year immediately following the year in which the Participant terminates employment with the Corporation and its affiliates. Subsequent installments shall be paid in cash no later than January 31st of each succeeding calendar year until the entire amount of the Participant Deferred Contribution Amounts has been paid. The amount of each installment shall be determined by multiplying the balance of the Participant Deferred Contribution Amounts each year by a fraction, the numerator of which is one and the denominator of which is (A) the number of installments elected, reduced by (B) one for each annual installment previously received.

For the plan year beginning on January 1, 2005, the Participant Deferred Contribution Amounts credited to the Participant’s Account pursuant to such election shall be paid in one lump-sum payment. The lump-sum payment shall be paid in cash no later than January 31st of the calendar year immediately following the year in which the Participant terminates employment with the Corporation and its affiliates.

Notwithstanding the preceding paragraphs, a distribution to a “key employee” on account of such employee’s separation from service shall not occur or begin until at least six months have passed between the separation from service date (or, if earlier, the date of death) and the distribution date. If, because of this restriction, the key employee cannot receive a distribution by the January 31st of the calendar year immediately following the year in which he incurs a separation from service, such distribution shall occur or begin no later than January 31st of the second calendar year following the year in which the Participant incurs a separation from service. For purposes of the Plan, the term “key employee” is defined in Section 409A of the Code and shall be determined at the time and in the manner required or permitted by Section 409A of the Code and regulations promulgated thereunder.

For plan years beginning before January 1, 2005, the Participant made an election at the time the Participant made a deferral election for such years, with respect to the distribution of the Participant Deferred Contribution Amounts, credited to the Participant’s Account pursuant to such election. A Participant elected to receive such amount in one lump-sum payment or in a number of annual installments (up to fifteen installments). The lump-sum payment or the first installment shall be paid in cash as soon as practicable during the month of January of such future calendar year as the Participant may designate or, if the Participant so elects, as soon as practicable during the month of January of the calendar year immediately following the later of the year in which the Participant last contributed to the Plan or the year in which the Participant terminates employment with the Corporation or any of its subsidiaries (whether by reason of Retirement or otherwise). Except as otherwise provided in Section 8, subsequent installments shall be paid in cash as soon as practicable during the month of January of each succeeding calendar year until the entire amount of the Participant Deferred Contribution Amounts shall have been paid. The amount of each installment shall be determined by multiplying the balance of the Participant Deferred Contribution Amounts each year by a fraction, the numerator of which is one and the denominator of which is (A) the number of installments elected, reduced by (B) one for each annual installment previously received.

(ii) Plan Employer Contributions. The distribution form and timing that apply to the Participant’s Deferred Contribution Amounts for a plan year pursuant to subsection (i) above shall also apply to the form and timing of the distribution of the aggregate number of shares of Common Stock representing the Plan Employer Contributions plus reinvested dividends pursuant to Section 5 (collectively the “Plan Employer Contribution Amounts”) credited to the Participant’s Account pursuant to Section 5. Except to the extent otherwise provided with respect to fractional shares, all distributions of Plan Employer Contribution Amounts shall be made in Common Stock. Except as otherwise provided in Section 8, installments after the first installment payment, if applicable, shall be paid no later than January 31st of each succeeding calendar year until the entire amount of the Plan Employer Contribution Amounts shall have been paid. The amount of each installment shall be determined by (A) multiplying the balance of the Plan Employer Contribution Amounts on the last Valuation Date of each year by a fraction, the numerator of which is one and the denominator of which is (x) the number of installments elected, reduced by (y) one for each annual installment previously received, and (B) rounding the result down to the next whole share of Common Stock; provided, however, the amount of the last installment shall be determined without regard to the rounding requirement of the preceding portion of this sentence. Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date.

(b) Adjustment of Method of Distribution. For plan years beginning on or after January 1, 2005, a Participant may not change the timing or payment form of distribution of the Participant Deferred Contribution Amounts or the Plan Employer Contribution Amounts credited to the Participant’s Account for any such plan year.

For plan years beginning before January 1, 2005, prior to the beginning of any calendar year, a Participant may elect to change the timing and method of distribution of the Participant Deferred Contribution Amounts and Plan Employer Contribution Amounts credited to the Participant’s Account commencing with such calendar year. Participant Deferred Contribution Amounts and Plan Employer Contribution Amounts credited to the Participant’s Account prior to the effective date of such change (the “Prior Balance”), and all amounts thereafter accrued with respect to the Prior Balance, shall not be affected by such change and, except as otherwise provided in this Section 6 or as determined by the Plan Administrator pursuant to Section 8, shall be distributed only in accordance with the election in effect at the time such Prior Balance was credited to the Participant’s Account. Notwithstanding the foregoing provisions of this paragraph, a Participant’s right to change the timing and method of distribution shall be suspended from January 1, 2005 to November 7, 2005 or such later date determined by the Corporation.

(c)(i)  Distribution Default for Participant Deferred Contribution Amounts. Any Participant Deferred Contribution Amounts credited to a Participant’s Account for plan years beginning before January 1, 2005 which are not covered by a timely distribution election under subsections (a) and (b) above shall be distributed to the Participant in one lump-sum cash payment as soon as practicable during the month of January of the calendar year immediately following the later of the year in which the Participant last contributed to the Plan or the year in which the Participant terminates his employment with the Corporation or any of its subsidiaries (whether by reason of Retirement or otherwise); provided, however, if the Participant has made an election pursuant to Sections 9(a)(i) or 9(a)(ii), the lump sum payment shall be made within the 90-day period following a Change in Control, as defined in Section 9(c).

(c)(ii)  Distribution Default for Plan Employer Contribution Amounts. Any Plan Employer Contribution Amounts credited to a Participant’s Account which are not covered by a timely distribution election under subsections (a) and (b) above shall be distributed to the Participant in Common Stock as soon as practicable during the month of January of the calendar year immediately following the later of the year in which the Participant last contributed to the Plan or the year in which the Participant terminates his employment with the Corporation or any of it subsidiaries (whether by reason of Retirement or otherwise); provided, however, if the Participant has made an election pursuant to Sections 9(a)(i) or (ii), the distribution shall be made within the 90-day period following a Change in Control, as defined in Section 9(c). Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date.

(d) Changing Prior Distribution Elections. For amounts attributable to plan years beginning before January 1, 2005, the Plan Administrator may from time to time allow Participants to request new elections with respect to the distribution of a Participant’s Prior Balance under the Plan (other than with respect to any such Prior Balance for which distributions have already commenced). The Plan Administrator shall reserve the right to accept or reject any such request at any time and such election shall be subject to such restrictions and limitations as the Plan Administrator shall determine in its sole discretion, provided that any new election shall generally be required to be made at least twelve (12) months prior to any scheduled payment date. Notwithstanding the foregoing provisions of this paragraph, a Participant’s right to request a new election shall be suspended from January 1, 2005 to November 7, 2005 or such later date determined by the Corporation.

For amounts attributable to plan years beginning before January 1, 2005, the Plan Administrator may also allow a Participant to request an immediate distribution of all or a portion of such Participant’s Prior Balance (including any portion of such Prior Balance for which distributions have already commenced) and any Deferred Contribution Amounts and Plan Employer Contribution Amounts credited to the Participant’s Account immediately prior to such request. Any such immediate distribution shall be subject to a penalty equal to six percent (6%) of the amount requested to be distributed and shall be subject to the approval of the Plan Administrator and such other restrictions or conditions as may be established by the Plan Administrator from time to time. Notwithstanding the foregoing provisions of this paragraph, a Participant’s right to request an immediate distribution shall be suspended from January 1, 2005 to November 7, 2005 or such later date determined by the Corporation.

(e) Special Distribution Provision. Except as otherwise prohibited by Section 409A of the Code if such Section applies and notwithstanding any provision in this Plan to the contrary, if all or a portion of a Participant’s Account is determined to be includible in the Participant’s gross income and subject to income tax at any time prior to the time such Account would otherwise be paid, the Participant’s Account or that portion of the Participant’s Account shall be distributed to the Participant. For this purpose, an amount is determined to be includible in the Participant’s gross income upon the earliest of: (i) a final determination by the Internal Revenue Service addressed to the Participant which is not appealed, (ii) a final determination by the United States Tax Court or any other federal court affirming an IRS determination, or (iii) an opinion addressed to the Corporation by the tax counsel for the Corporation that, by reason of the Code, Treasury Regulations, published Internal Revenue Service rulings, court decisions or other substantial precedent, the amount is subject to federal income tax prior to payment.

7.	Distribution on Death

(a) Participant Deferred Contribution Amounts. If a Participant should die before all Participant Deferred Contribution Amounts credited to the Participant’s Account have been paid in accordance with Section 6, the balance of the Participant Deferred Contribution Amounts in such Participant’s Account shall be paid in cash as soon as practicable following the Participant’s death to the beneficiary designated in writing by the Participant and filed with the Plan Administrator; provided, however, if the Participant has made an election pursuant to Sections 9(a)(i) or 9(a)(ii) for plan years beginning before January 1, 2005, such amount shall be paid within the 90-day period following a Change in Control, as defined in Section 9(c). If (i) no beneficiary designation has been made, or (ii) the designated beneficiary shall have predeceased the Participant and no further designation has been made, then such balance shall be paid to the estate of the Participant. A Participant may change the designated beneficiary at any time during the Participant’s lifetime by filing a subsequent designation in writing with the Plan Administrator.

(b) Plan Employer Contribution Amounts. If a Participant should die before all Plan Employer Contribution Amounts credited to the Participant’s Account have been paid in accordance with Section 6, the balance of the Plan Employer Contribution Amounts in such Participant’s Account shall be paid in Common Stock as soon as practicable following the Participant’s death to the beneficiary designated in writing by the Participant and filed with the Plan Administrator; provided, however, if the Participant has made an election pursuant to Sections 9(a)(i) or 9(a)(ii) for plan years beginning before January 1, 2005, such amount shall be paid within the 90-day period following a Change in Control, as defined in Section 9(c). If (i) no such beneficiary designation has been made, or (ii) the designated beneficiary shall have predeceased the Participant and no further designation has been made, then such balance shall be paid to the estate of the Participant. A Participant may change the designated beneficiary at any time during the Participant’s lifetime by filing a subsequent designation in writing with the Plan Administrator. Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date.

8.	Payment in the Event of Hardship

Beginning January 1, 2006, for amounts attributable to plan years beginning on or after January 1, 2005, upon receipt of a request from a Participant, delivered in writing to the Plan Administrator along with a hardship distribution form, the Plan Administrator, or his designee, may cause the Corporation to distribute (or require the subsidiary of the participating company that employs or employed the Participant to distribute) payment of all or any part of the amount credited to the Participant’s Account, including accrued amounts, if it finds in its sole discretion that payment of such amounts in accordance with the distribution form and timing requirements of Section 6 would result in an unforeseeable emergency for the Participant. An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (1) an illness or accident that occurs to the Participant, the Participant’s spouse or the Participant’s dependent (as defined in section 152(a) of the Code), (2) loss of the Participant’s property due to casualty, or (3) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control.

If a Participant requests a withdrawal due to an unforeseeable emergency, the amount distributed cannot exceed the amount necessary to satisfy the emergency and estimated taxes the Participant shall incur as a result of the distribution. An emergency distribution may not be made under this Section 8 to the extent that such emergency is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship. Any distribution of Participant Deferred Contribution Amounts pursuant to this Section 8 shall be made in cash, while any distribution of Plan Employer Contribution Amounts pursuant to this Section 8 shall be made in Common Stock. Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date.

For amounts attributable to plan years beginning before January 1, 2005, upon receipt of a request from a Participant, delivered in writing to the Plan Administrator along with a Certificate of Unavailability of Resources form, the Plan Administrator, or his designee, may cause the Corporation to accelerate (or require the subsidiary of the Corporation which employs or employed the Participant to accelerate) payment of all or any part of the amount credited to the Participant’s Account, including accrued amounts, if it finds in its sole discretion that payment of such amounts in accordance with the Participant’s prior election under Section 6 would result in severe financial hardship to the Participant, and such hardship is the result of an unforeseeable emergency caused by circumstances beyond the control of the Participant. Acceleration of payment may not be made under this Section 8 to the extent that such hardship is or may be relieved (a) through reimbursement or compensation by insurance or otherwise, or (b) by liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship. Any distribution of Participant Deferred Contribution Amounts pursuant to this Section 8 shall be made in cash, while any distribution of Plan Employer Contribution Amounts pursuant to this Section 8 shall be made in Common Stock. Any fractional shares of Common Stock shall be paid in an equivalent cash amount, as determined using the closing price of Common Stock on the trading date next preceding the distribution date. Notwithstanding the foregoing provisions of this paragraph, a Participant’s right to request a hardship distribution shall be suspended from January 1, 2005 to November 7, 2005 or such later date determined by the Corporation.

9.	Change in Control

(a)(i)  Initial Lump-Sum Payment Election. Notwithstanding any election made pursuant to Section 6, any person who became eligible to participate in the Plan filed a written election with the Plan Administrator at the time the individual made an election to participate to have the aggregate amount credited to the Participant’s Account (commencing with the date on which such written election is filed) paid in one-lump sum payment as soon as practicable following a Change in Control, but in no event later than 90 days after such Change in Control. Any distribution of Participant Deferred Contribution Amounts pursuant to this Section 9 shall be made in cash, while any distribution of Plan Employer Contribution Amounts pursuant to this Section 9 shall be made in Common Stock (or the common stock of any successor corporation issued in exchange for, or with respect to, Common Stock incident to the Change in Control). Any fractional shares of Common Stock (or the common stock of any successor corporation issued in exchange for, or with respect to, Common Stock incident to the Change in Control) shall be paid in an equivalent cash amount.

(a)(ii) Subsequent Lump-Sum Payment Election. A Participant who did not make an election pursuant to Section 9(a)(i) or who has revoked, pursuant to Section 9(a)(iii), an election previously made under Section 9(a)(i) or this Section 9(a)(ii) may, prior to the earlier of a Change in Control or the beginning of the calendar year in which the election is to take effect, elect to have the aggregate amount credited to the Participant’s Account for all calendar years commencing with the first calendar year beginning after the date the election is made, paid in one lump-sum payment as soon as practicable following a Change in Control, but in no event later than 90 days after such Change in Control.

(a)(iii)  Revocation of Prior Change in Control Payment Elections. A Participant may, prior to a Change in Control, file an election revoking any election made pursuant to Sections 9(a)(i) or 9(a)(ii) or file a new lump sum payment election under this Section 9 with respect to amounts previously credited to the Participant’s Account. Any such revocation or new election shall be made at the time specified by the Plan Administrator and shall be subject to such restrictions and limitations as the Plan Administrator shall determine from time to time.

(a)(iv) Applicability. The foregoing provisions of this Section 9(a) shall only apply to amounts attributable to plan years beginning before January 1, 2005. For amounts attributable to plan years beginning on or after January 1, 2005, the form and timing of Plan distributions shall be in accordance with the provisions of Section 6 and such form and timing shall not be changed as a result of a Change in Control.

(b) Interest Equivalents. Notwithstanding anything to the contrary in the Plan, after a Change in Control, the Plan may not provide, or be amended to provide, interest accruals with respect to Participant Deferred Contributions at rates lower than the rates in effect under Section 5 immediately prior to the Change in Control.

(c) Definition of Change in Control. For purposes of the Plan, a Change in Control is deemed to occur at the time (i) when any entity, person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) which therefore beneficially owned less than 30% of the common stock then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock, (iii) of a merger in which the Corporation shall not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of the Corporation’s assets, (iv) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) of any transaction or other event which the Corporate Governance Committee of the Board, in its discretion, determines to be a Change in Control for purposes of the Plan.

10.	Administration

(a) Plan Administrator. The Plan Administrator and “named fiduciary” for purposes of ERISA shall be the Senior Vice President-Human Resources and Communications of the Corporation (or the person acting in such capacity in the event such position is abolished, restructured or renamed). The Plan Administrator shall have the authority to appoint one or more other named fiduciaries of the Plan and to designate persons, other than named fiduciaries, to carry out fiduciary responsibilities under the Plan, pursuant to Section 405(c)(1)(B) of ERISA. Any person acting on behalf of the Plan Administrator shall serve without additional compensation. The Plan Administrator shall keep or cause to be kept such records and shall prepare or cause to be prepared such returns or reports as may be required by law or necessary for the proper administration of the Plan.

(b) Powers and Duties of Plan Administrator. The Plan Administrator shall have the full discretionary power and authority to construe and interpret the Plan (including, without limitation, supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Plan); to determine all questions of fact arising under the Plan, including questions as to eligibility for and the amount of benefits; to establish such rules and regulations (consistent with the terms of the Plan) as it deems necessary or appropriate for administration of the Plan; to delegate responsibilities to others to assist it in administering the Plan; to retain attorneys, consultants, accountants or other persons (who may be employees of the Corporation and its subsidiaries) to render advice and assistance as it shall determine to be necessary to effect the proper discharge of any duty for which it is responsible; and to perform all other acts it believes reasonable and proper in connection with the administration of the Plan. The Plan Administrator shall be entitled to rely on the records of the Corporation and its subsidiaries in determining any Participant’s entitlement to and the amount of benefits payable under the Plan. Any determination of the Plan Administrator, including interpretations of the Plan and determinations of questions of fact, shall be final and binding on all parties.

(c) Indemnification. To the extent permitted by law, the Corporation shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with the Plan.

11.	Claims Procedures and Appeals

(a) Any request or claim for Plan benefits must be made in writing and shall be deemed to be filed by a Participant when a written request is made by the claimant or the claimant’s authorized representative which is reasonably calculated to bring the claim to the attention of the Plan Administrator.

(b) The Plan Administrator shall provide notice in writing to any Participant when a claim for benefits under the Plan has been denied in whole or in part. Such notice shall be provided within 90 days of the receipt by the Plan Administrator of the Participant’s claim or, if special circumstances require, and the Participant is so notified in writing, within 180 days of the receipt by the Plan Administrator of the Participant’s claim. The notice shall be written in a manner calculated to be understood by the claimant and shall:

(i) set forth the specific reasons for the denial of benefits;

(ii) contain specific references to Plan provisions relative to the denial;

(iii) describe any material and information, if any, necessary for the claim for benefits to be allowed, that had been requested, but not received by the Plan Administrator; and

(iv) advise the Participant that any appeal of the Plan Administrator’s adverse determination must be made in writing to the Plan Administrator within 60 days after receipt of the initial denial notification, and must set forth the facts upon which the appeal is based.

(c) If the Participant fails to appeal the Plan Administrator’s denial of benefits in writing and within 60 days after receipt by the claimant of written notification of denial of the claim (or within 60 days after a deemed denial of the claim), the Plan Administrator’s determination shall become final and conclusive.

(d) If the Participant appeals the Plan Administrator’s denial of benefits in a timely fashion, the Plan Administrator shall re-examine all issues relevant to the original denial of benefits. Any such claimant, or his or her duly authorized representative, may review any pertinent documents, as determined by the Plan Administrator, and submit in writing any issues or comments to be addressed on appeal.

(e) The Plan Administrator shall advise the Participant and such individual’s representative of its decision, which shall be written in a manner calculated to be understood by the claimant, and include specific references to the pertinent Plan provisions on which the decision is based. Such response shall be made within 60 days of receipt of the written appeal, unless special circumstances require an extension of such 60-day period for not more than an additional 60 days. Where such extension is necessary, the claimant shall be given written notice of the delay.

12.	Miscellaneous

(a) Anti-Alienation. The right of a Participant to receive any amount credited to the Participant’s Account shall not be transferable or assignable by the Participant, except by will or by the laws of descent and distribution. To the extent that any person acquires a right to receive any amount credited to a Participant’s Account hereunder, such right shall be no greater than that of an unsecured general creditor of the Corporation. Except as expressly provided herein, any person having an interest in any amount credited to a Participant’s Account under the Plan shall not be entitled to payment until the date the amount is due and payable. No person shall be entitled to anticipate any payment by assignment, pledge or transfer in any form or manner prior to actual or constructive receipt thereof.

(b) Unsecured General Creditor. Neither the Corporation nor any of its subsidiaries shall be required to reserve or otherwise set aside funds, Common Stock or other assets for the payment of its obligations hereunder. However, the Corporation or any subsidiary may, in its sole discretion, establish funds for payment of its obligations hereunder. Any such funds shall remain assets of the Corporation or such subsidiary, as the case may be, and subject to the claims of its general creditors. Such funds, if any, shall not be deemed to be assets of the Plan. The Plan is intended to be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

(c) Withholding. The Corporation shall withhold from any distribution made from Participant Deferred Contribution Amounts the amount necessary to satisfy applicable federal,

state and local tax withholding requirements. With respect to distributions of Plan Employer Contribution Amounts, the delivery of the shares of Common Stock shall be delayed until the Participant makes arrangements, pursuant to procedures to be adopted by the Plan Administrator, to satisfy the applicable federal, state and local tax withholding requirements.

(d) Termination and Amendment. The Corporation may at any time amend or terminate the Plan. Notwithstanding the foregoing, the Plan may not, without the consent of an affected Participant, be amended in any manner which would (i) adversely affect such Participant’s rights and expectations with respect to Deferred Amounts credited to such Participant’s Account immediately prior to such amendment (including, but not limited to, any amendment which would adversely affect the rights or features applicable to, or any of the components that are taken into account in determining, the Deferred Amount of any Participant hereunder) or, (ii) with respect to any Participant whose employment terminates either during a Potential Change in Control Period or within two years following a Change in Control under circumstances entitling such Participant to severance benefits under the Corporation’s Severance Plan for Corporate Staff Employees or Part II of the Corporation’s Severance Plan for Senior Executives, adversely affect such Participant’s rights and expectations with respect to amounts that would otherwise have been credited to such Participant’s Account as a result of the election of such Participant to defer the receipt of severance payments pursuant to such plan. For purposes of the preceding sentence, a “Potential Change in Control Period” shall commence when: (A) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (B) the Corporation or any person or group publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; (C) any person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 15% or more of either the then outstanding shares of common stock of the Corporation or the combined voting power of the Corporation’s then outstanding securities (not including in the securities beneficially owned by such person or group any securities acquired directly from the Corporation or its affiliates); or (D) the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control Period has commenced. The Potential Change in Control Period shall continue until the earlier of (I) a Change in Control or (II) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control Period has expired.

(e) Benefit Statements. Each Participant shall receive periodic statements (not less frequently than annually) regarding the Participant’s Account. Each such statement shall indicate the amount of the balances credited to the Participant’s Account as of the end of the period covered by such statement.

(f) Legal Interpretation. This Plan and its provisions shall be construed in accordance with the laws of the State of Delaware to the extent such Delaware law is not inconsistent with the provisions of ERISA. The text of this Plan shall, to the extent permitted by law, govern the determination of the rights and obligations created or referred to herein. Headings to the Sections, paragraphs and subparagraphs are for reference purposes only and do not limit or extend the meaning of any of the Plan’s provisions.

(g) Employment. The adoption and maintenance of this Plan shall not be deemed to constitute a contract between the Corporation or its subsidiaries and any employee or to be a consideration for or condition of employment of any person. No provision of the Plan shall be deemed to give any employee the right to continue in the employ of the Corporation or its subsidiaries or to interfere with the right of the Corporation or its subsidiaries to discharge any employee at any time without regard to the effect which such discharge might have upon the employee's participation in the Plan or benefits under it.

(h) Fiduciary Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. For purposes of this Section 12(h), the term “fiduciary” shall have the same meaning as in ERISA.

(i) Participants Subject to Section 16. Notwithstanding anything herein to the contrary, if any request, election or other action under the Plan affecting a Participant subject to Section 16 of the Securities Exchange Act of 1934 should require the approval of the Committee to exempt such request, election or other action from potential liability under Section 16, then the approval of the Committee shall be obtained in lieu of the approval of the Plan Administrator.

IN WITNESS WHEREOF, pursuant to the authority granted to me by the Management Development and Compensation Committee of the Board of Directors on July 29, 2005, the Plan is hereby amended this 17th day of October, 2005.

/s/ Thomas Weidenkopf
By:	THOMAS WEIDENKOPF Honeywell International Inc. Senior Vice President – Human Resources and Communications